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                                                                     Exhibit 5.1


                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                      Tel (650) 493-9300  Fax (650) 845-5000



                                December 13, 2001

Nassda Corporation
2975 Scott Boulevard, Suite 110
Santa Clara, CA  95054

        Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 13, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 17,749,072 shares of your Common Stock (the "Shares") under your 1998 Stock Option Plan, 2001 Stock Option Plan, 2001 Director Option Plan and 2001 Employee Stock Purchase Plan (collectively, the "Option Programs"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Option Programs.

     It is our opinion that, when issued and sold in the manner described in the Option Programs and pursuant to the agreements which accompany each grant under the Option Programs, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ Wilson Sonsini Goodrich & Rosati